UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 18, 2011

HI-TECH PHARMACAL CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville, New York	11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Gary April – Employment Agreement.

On October 18, 2011, Hi-Tech Pharmacal Co., Inc. (the “Company”) and Mr. Gary April entered into to an Employment Agreement (the “Agreement”), a copy of which is being filed as Exhibit 10.5 to this Current Report on Form 8-K.

The Agreement, effective as of October 1, 2011, provides for a term of employment  as President of the Company’s Health Care Products Division (“HCP Division”) until September 30, 2013.   The Agreement provides that he will receive as compensation for his services an annual salary equal to $245,000 for the period October 1, 2011 through September 30, 2012 (“Year One”) and $255,000 for the period October 1, 2012 through September 30, 2013 (“Year Two”).  Mr. April will also receive a bonus during Year One and Year Two  of the term of the Agreement based on Net Sales and Net Profits of the HCP  Division (as each such term is defined in the Agreement).

For each of Year One and Year Two, the Company will recommend to the Company’s Compensation Committee that Mr. April receive options to purchase 12,500 shares of the Company’s common stock; provided however, that the Compensation Committee of the Company shall make the final determination, in its discretion, as to the number of options or other stock or equity based compensation, if any, to be granted to Mr. April.

The Agreement provides that in the event that during the term of the Agreement, a Sale Event, as defined in the Agreement, occurs, he will be entitled to a Sale Bonus, payable at the Company’s discretion, in cash, stock options of the Company or other equity based compensation. The Sale Bonus will be calculated in accordance with the formula detailed on Exhibit B of the Agreement.  Mr. April will only be entitled to receive the Sale Bonus in the event he is employed by the Company at the time of the consummation of the Sale Event.

The Agreement contains standard confidentiality provisions and indemnification provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2011	HI-TECH PHARMACAL CO., INC.

/s/ David Seltzer
Name: David Seltzer
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.5	Employment Agreement of Gary M. April